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                                                                    EXHIBIT 99.1

Release Immediately                                                 May 24, 2007

                                  Press Release

                Contact: David A. Wilson, Chief Financial Officer

                                  248-548-2900

  PSB GROUP ANNOUNCES BOARD OF DIRECTORS' PRELIMINARY APPROVAL OF GOING PRIVATE
    MERGER TRANSACTION AND INTENT TO DEREGISTER STOCK WITH THE SECURITIES AND
                               EXCHANGE COMMISSION

     MADISON HEIGHTS, MICHIGAN - The Board of Directors of PSB Group, Inc. (OTCBB: PSBG) announced today that it has preliminarily approved a going private merger transaction in which holders of less than 1,380 shares of the Company's common stock would receive $21.00 in cash for each share of Company common stock that they held prior to merger. Shareholders owning 1,380 shares or more will continue to hold their shares. The last sales price for a share of PSB Group common stock prior to announcement of this transaction was $15.15 on May 23, 2007.

     The proposed transaction is subject to shareholder and regulatory approvals and is intended to reduce the number of PSB Group holders of record to under 300, the level at which the Company is required to continue to file periodic reports with the SEC. As a result, if completed, PSB Group intends to terminate the registration of its stock with the SEC. The Board of Directors believes that the increasing costs of being a "public" company is not justified by the benefits, given the Company's limited trading activity. The Company intends to hold a special meeting of shareholders, at which the matter will be considered in late 2007.

Details of the transaction may be found in PSB Group's Preliminary Proxy Statement that will be filed with the SEC. PSB Group plans to mail to each shareholder a proxy statement about the proposed transaction, and shareholders are advised to read the proxy statement carefully when it becomes available because it will contain important information about the transaction, the persons soliciting proxies, and their interests in the transaction and related matters. Shareholders may obtain free copies of the proxy statement (when available) and other documents filed by PSB Group at the SEC's website or from the Company by directing requests to the attention of David A. Wilson, Chief Financial Officer, PSB Group, Inc., 1800 E. 12 Mile Road, Madison Heights, Michigan 48071, telephone number 248-548-2900.

     This press release in only a description of a proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock.

     This press release may contain forward-looking statements that involve assumptions and potential risks and uncertainties. PSB Group's future results could differ materially from those discussed herein. Readers should not place undue reliance on any forward-looking statements, which are applicable only as of the date hereof.


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